EXPENSE LIMITATION AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

NEUBERGER BERMAN GLOBAL ALLOCATION FUND
NEUBERGER BERMAN LONG SHORT FUND
NEUBERGER BERMAN LONG SHORT CREDIT FUND
NEUBERGER BERMAN LONG SHORT MULTI-MANAGER FUND
NEUBERGER BERMAN MULTI-ASSET INCOME FUND
NEUBERGER BERMAN U.S. EQUITY INDEX PUTWRITE STRATEGY FUND

1290 Avenue of the Americas
New York, New York 10104

February 24, 2017

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104

Dear Ladies and Gentlemen:

 Neuberger Berman Global Allocation Fund, Neuberger Berman Long Short Fund, Neuberger Berman Long Short Credit Fund, Neuberger Berman Long Short Multi-Manager Fund, Neuberger Berman Multi-Asset Income Fund, and Neuberger Berman U.S. Equity Index PutWrite Strategy Fund (each, a “Fund”) are series of Neuberger Berman Alternative Funds, a Delaware statutory trust (“Trust”).

 You hereby agree, from February 28, 2017 until each date noted on Schedule A (each a “Limitation Period”), to waive fees and/or reimburse annual operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, dividend  and interest expenses relating to short sales, and extraordinary expenses, if any) (“Operating Expenses”) of each Fund’s respective Classes noted on Schedule A (each a “Class”) so that the Operating Expenses of each Fund’s respective Classes are limited to the respective rate per annum, as noted on Schedule A, of that Class’s average daily net assets (each an “Expense Limitation”).  Commitment fees relating to borrowings are treated as interest for purposes of this section.

Each Fund agrees to repay you out of assets attributable to its respective Class noted on Schedule A for any fees waived by you under an Expense Limitation or any Operating Expenses you reimburse in excess of an Expense Limitation, provided that the repayment does not cause that Class’ Operating Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays you, whichever is lower. Any such repayment must be made within three years after the year in which you incurred the expense.
 You understand that you shall look only to the assets attributable to the respective Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of the applicable Fund, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

 This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940.  This Agreement supersedes any prior agreement with respect to the subject matter hereof as of February 28, 2017.

 If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN ALTERNATIVE FUNDS,
on behalf of
NEUBERGER BERMAN GLOBAL ALLOCATION FUND
NEUBERGER BERMAN LONG SHORT FUND
NEUBERGER BERMAN LONG SHORT CREDIT FUND
NEUBERGER BERMAN LONG SHORT MULTI-MANAGER FUND
NEUBERGER BERMAN MULTI-ASSET INCOME FUND
NEUBERGER BERMAN U.S. EQUITY INDEX PUTWRITE STRATEGY FUND

	By:	/s/ Robert Conti

	Name:	Robert Conti

	Title:	Chief Executive Officer and President

The foregoing Agreement is hereby accepted as of February 24, 2017

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Robert Conti

Name:	Robert Conti

Title:	Managing Director and President -- Mutual Funds

SCHEDULE A

Fund	Class	Limitation Period	Expense Limitation

Neuberger Berman Global Allocation Fund	Class A	10/31/2020	1.11%
	Class C	10/31/2020	1.86%
	Institutional	10/31/2020	0.75%
	Class R6	10/31/2020	0.68%

Neuberger Berman Long Short Fund	Class A	10/31/2020	2.06%
	Class C	10/31/2020	2.81%
	Institutional	10/31/2020	1.70%

Neuberger Berman Long Short Credit Fund	Class A	10/31/2020	1.57%
	Class C	10/31/2020	2.32%
	Institutional	10/31/2020	1.20%
	Class R6	10/31/2020	1.13%

Neuberger Berman Long Short Multi-Manager Fund	Class A	10/31/2020	2.33%
	Class C	10/31/2020	3.08%
	Institutional	10/31/2020	1.97%

Neuberger Berman Multi-Asset Income Fund	Class A	10/31/2020	1.02%
	Class C	10/31/2020	1.77%
	Institutional	10/31/2020	0.65%
	Class R6	10/31/2020	0.58%

Neuberger Berman U.S. Equity Index PutWrite Strategy Fund	Class A	10/31/2020	1.01%
	Class C	10/31/2020	1.76%
	Institutional	10/31/2020	0.65%
	Class R6	10/31/2020	0.58%